Exhibit 99.1


     Crimson Exploration Inc. Announces Second Quarter 2005 Conference Call


    HOUSTON--(BUSINESS WIRE)--Aug. 17, 2005--Crimson Exploration Inc. (OTCBB:CXPI) today announced the following financial and operational results for the second quarter of 2005. Highlights of those results are as follows:

    --  Completed the restructuring of the Company from GulfWest
        Energy Inc. to Crimson Exploration Inc. by completion of the reorganization from a Texas corporation to a Delaware corporation, and by completing the transition to the newly elected board of directors.

    -- Increased production to 707,283 mcf of natural gas equivalent, (mcfe - one barrel of oil equals 6 mcfe) an increase of 47% over the second quarter of 2004 and 16% over the first quarter of 2005, through continuation of its development plan on existing properties.

    --  Revenue increased 73% to $4.4 million.

    --  Lease operating expenses decreased 28% to $1.93 per mcfe.

    -- Expanded the Company's capacity to pursue its acquisition strategy by finalizing a $100 million senior secured credit facility with Wells Fargo Bank, N.A., with an initial borrowing base of $20 million.

    Summary Second Quarter 2005 Financial Results

    Revenues increased to $4.4 million in the second quarter of 2005, a 73% increase over the 2004 quarter, due to an increase in sales volumes to an average of 7,772 mcfe of natural gas equivalents per day in the 2005 quarter, compared to an average of 5,274 mcfe per day in the 2004 quarter, and the increase in our average realized price to $6.18 per mcfe, compared to $5.20 per mcfe in the 2004 quarter.
    Cash flow from operations, exclusive of changes in working capital, for the second quarter of 2005 increased to $1,660,275 compared to a deficit of $498,849 in the 2004 quarter. Crimson reported a net loss for the 2005 quarter of $79,400 or $(.00) per share, compared to a net loss of $3,626,800, or $(.15) per share, for the 2004 second quarter. The net loss for the 2005 quarter included a $.6 million gain for the accrual of unrealized mark-to-market exposure under our oil and gas price hedging instruments, while the 2004 quarter included a $1.4 million unrealized charge related to the derivative instruments. The 2004 quarter also included a forgiveness of debt of $12.5 million. Exclusive of these special items, net loss for the second quarter of 2005 would have been $698,100 or $.02 per share, compared to a net loss of $1,714,100, for the second quarter of 2004.

    Selected Financial and Operating Data

    The following table reflects certain comparative financial and operating data for the three and six month periods ending June 30, 2005 and 2004:


                                Three Months          Six Months
                               Ended June 30,        Ended June 30,
                              2005      2004        2005       2004
                              ----      ----        ----       ----
Total Volumes Sold:
   Crude oil (barrels)         47,771    41,613      92,479    86,797
   Natural gas (mcf)          420,657   230,247     764,672   484,003
   Natural gas equivalents
    (mcfe)                    707,283   479,925   1,319,546 1,004,785

Daily Sales Volumes:
   Crude oil (barrels)            525       457         511       480
   Natural gas (mcf)            4,623     2,530       4,225     2,674
   Natural gas equivalents
    (mcfe)                      7,772     5,274       7,290     5,551

Average oil sales price
 (per bbl):
   Average price received
    in field                   $50.02    $35.15      $48.95    $33.82
   Realized effects of
    hedging instruments       $(12.76)  $(14.74)    $(12.38)   $(4.68)
   Net realized price,
    after hedging              $37.26    $30.41      $36.57    $29.14

   Average basis
    differential (NYMEX -
    WTI)                       $(3.21)   $(3.08)     $(2.70)   $(2.86)

Average gas sales price
 (per mcf):
   Average price received
    in field                    $6.64     $5.90       $6.47     $5.71
   Realized effects of
    hedging instruments         $(.49)    $(.56)      $(.43)    $(.62)
   Net realized price,
    after hedging               $6.15     $5.34       $6.04     $5.09

   Average basis
    differential (Houston
    Ship Channel)                $.07     $(.03)       $.23      $.09

Selected Costs (per mcfe):
   Lease operating expenses     $1.93     $2.68       $2.10     $2.59
   Depreciation and
    depletion expense           $1.18      $.91       $1.13      $.87
   General and
    administrative
    expense                     $1.32      $.98       $1.18      $.87
   Interest                      $.03     $2.11        $.92     $1.93

Cash provided by (used in)
 operating activities,
 exclusive of changes in
 working capital           $1,660,275 $(498,849) $2,551,668 $(534,718)

Capital expenditures
     Exploratory           $2,331,171        $-  $2,331,171        $-
     Development           $1,949,059  $891,431  $3,325,030  $975,513
     Other                    $90,193        $-    $821,448        $-
                           ---------- --------- ----------- ----------
                           $4,370,423  $891,431  $6,477,649  $975,513

Earnings per Common Share
    Basic                       $(.00)     $.50       $(.15)     $.49
    Fully Diluted               $(.00)     $.29       $(.15)     $.34


    Lease Operating Expenses. Overall, lease operating expenses increased 6% from $1,285,000 in 2004 to $1,365,000 in 2005. Excluding property sales in the third quarter of 2004, operating expenses increased 35% from 2004 to 2005. Approximately two-thirds of this increase was due to increased production taxes, compression costs and salt water disposal costs related to higher sales volumes. The remainder was due to higher vendor prices.
    On a per unit basis, expenses decreased from $2.68 per Mcfe in 2004, to $1.93 per Mcfe in 2005. This decrease in lifting cost was due to the higher sales volumes and the sale of the two higher lifting cost fields in the third quarter of 2004.
    Depreciation, Depletion and Amortization (DD&A). DD&A increased 91% from $437,000 in 2004 to $835,200 in 2005 due to higher production volumes, and from an increase in the DD&A rate per unit from $.91 per Mcfe in 2004 to $1.18 per Mcfe in 2005.
    General and Administrative (G&A) Expenses. Our G&A expenses increased 98% from $472,400 in 2004 to $934,900 in 2005 due to the recent additions to our management team to carry out our growth plan. On a per unit basis, expenses increased from $.98 per Mcfe in 2004 to $1.32 per Mcfe in 2005.
    Interest Expense. Interest expense decreased 98% from $1,014,600 in 2004 to $18,100 in 2005, primarily due to retirement of debt associated with our February, 2005 recapitalization.

    Non-GAAP Financial Measures

    Crimson also presents net cash flow from operations, exclusive of working capital items, which consists of net cash provided by operating activities plus the period change in accounts receivable, other current assets, accounts payable and accrued expenses. Management uses this measure to assess the company's ability to generate cash to fund exploration and development activities. Management interprets trends in this measure in a similar manner as trends in cash flow and liquidity. Net cash flows from operations, exclusive of working capital items should not be considered as an alternative to net cash provided by operational activities as defined by GAAP. The following is a reconciliation of net cash provided by operational activities to net cash flow from operations, exclusive of working capital items:


                          Three Months               Six Months
                          Ended June 30,            Ended June 30,
                     ------------------------ ------------------------
                        2005         2004        2005         2004
                     ----------- ------------ ----------- ------------
  Net Cash provided
   by (used in)
   operational
   activities        $2,273,133  $(1,855,060)  $(530,387) $(2,023,885)
  Changes in working
   capital
    Accounts
     receivable          61,424      180,075   1,010,646      449,463
    Prepaid expenses     81,856     (295,398)     92,212      (58,446)
    Accounts payable
     and accrues
     expenses          (592,426)   1,471,534   1,979,197    1,098,150
                     ----------- ------------ ----------- ------------
  Net cash flow from
   operations,
   exclusive of
   working capital
   items             $1,660,275    $(498,849) $2,551,668    $(534,718)
                     =========== ============ =========== ============


                       CRIMSON EXPLORATION INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS


                                               June 30,   December 31,
ASSETS                                           2005         2004
                                             (Unaudited)    (Audited)
                                             ------------ ------------
Total current assets                          $4,000,577   $2,214,542
Net property and equipment                    54,946,544   50,123,316
Total other assets                             4,446,006    5,538,306
                                             ------------ ------------

Total Assets                                 $63,393,127  $57,876,164
                                             ============ ============

                                               June 30,   December 31,
                                                 2005         2004
LIABILITIES AND STOCKHOLDERS' EQUITY         (Unaudited)   (Audited)
                                             ------------ ------------
Total current liabilities                     $7,039,050  $37,249,217
Total non-current liabilities                  1,267,310    1,950,304
Derivative instruments                           743,245            -
Total stockholders' equity                    54,343,522   18,676,643
                                             ------------ ------------

Total Liabilities & Stockholders' Equity     $63,393,127  $57,876,164
                                             ============ ============


                       CRIMSON EXPLORATION INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                              (UNAUDITED)


                           Three Months              Six Months
                          Ended June 30,           Ended June 30,
                         2005        2004         2005        2004
                      ----------- ----------- ------------ -----------

OPERATING REVENUES
  Oil and gas sales   $4,367,751  $2,494,347   $8,001,911  $4,994,987
  Operating overhead
   and other income       25,289      40,919       55,462      79,008
                      ----------- ----------- ------------ -----------
    Total operating
     revenues          4,393,040   2,535,266    8,057,373   5,073,995
                      ----------- ----------- ------------ -----------

OPERATING EXPENSES
  Lease operating
   expenses            1,364,998   1,284,972    2,765,862   2,599,256
  Depreciation,
   depletion and
   amortization          835,231     437,043    1,491,009     876,245
  Dry holes,
   abandoned property
   and impaired
   assets                389,183     326,512      391,339     326,512
  Accretion expense       19,161      20,358       38,322      40,716
  General and
   administrative        934,902     472,441    1,553,129     873,633
                      ----------- ----------- ------------ -----------
    Total operating
     expenses          3,543,475   2,541,326    6,239,661   4,716,362
                      ----------- ----------- ------------ -----------

INCOME (LOSS) FROM
 OPERATIONS              849,565      (6,060)   1,817,712     357,633
                      ----------- ----------- ------------ -----------

OTHER INCOME AND
 EXPENSE
  Interest expense       (18,099) (1,014,609)  (1,216,600) (1,934,777)
  Other financing
   costs                  (5,000)   (369,270)  (1,910,159)   (369,270)
  Loss from
   unconsolidated
   investments           (36,159)          -      (36,159)          -
  Loss on sale of
   assets                (25,894)   (226,809)     (38,916)   (226,809)
  Unrealized gain
   (loss) on
   derivative
   instruments           618,775  (1,438,249)  (1,394,706) (1,150,402)
  Forgiveness of debt          -  12,475,612            -  12,475,612
                      ----------- ----------- ------------ -----------
    Total other
     income and
     expense             533,623   9,426,675   (4,596,540)  8,794,354
                      ----------- ----------- ------------ -----------

INCOME (LOSS) BEFORE
 INCOME TAXES          1,383,188   9,420,615   (2,778,828)  9,151,987

INCOME TAXES            (537,889)          -      849,802           -
                      ----------- ----------- ------------ -----------

NET INCOME (LOSS)        845,299   9,420,615   (1,929,026)  9,151,987

DIVIDENDS ON
 PREFERRED STOCK        (924,661)    (97,334)  (1,697,781)   (131,709)
 (Paid 2005 -
 $1,031,504; 2004 -
 0)
                      ----------- ----------- ------------ -----------
NET INCOME (LOSS)
 AVAILABLE TO
 COMMON SHAREHOLDERS    $(79,362) $9,323,281  $(3,626,807) $9,020,278
                      =========== =========== ============ ===========

NET INCOME (LOSS) PER
 COMMON SHARE,
BASIC                      $(.00)       $.50        $(.15)       $.49
                      =========== =========== ============ ===========
DILUTED                    $(.00)       $.29        $(.15)       $.34
                      =========== =========== ============ ===========


    Operational Update

    Production

    For the second quarter of 2005, Crimson produced an average of 4,623 mcf of natural gas and 525 barrels of crude oil per day, or 7,772 mcfe per day of natural gas equivalents. That compares to an average 5,274 mcfe per day in the second quarter of 2004 and 6,804 mcfe per day in the first quarter of 2005. Production is higher in 2005 primarily due to the commencement of production from two wells in our Iola Field in east Texas in 2005, from three major workovers completed in our Grand Lake Field over the last seven months and from the 15 workovers we completed and brought online during the second quarter of 2005. As of the date of this release, we were producing a daily average of 5,000 mcf of natural gas and 575 barrels of oil, or 8,400 mcfe of natural gas equivalents. For the second quarter of 2005, approximately 50%, 42% and 8% of our daily production came from our Louisiana onshore, Texas onshore and Colorado DJ Basin properties, respectively.
    For the first six months of 2005, we produced a daily average of 4,225 mcf of natural gas and 511 barrels of oil, or 7,290 mcfe of natural gas equivalents, compared to 2,674 mcf of gas and 480 barrels of crude oil, or 5,551 mcfe of natural gas equivalents for the first six months of 2004. The reason for the increase over 2004 is the same as that described for the second quarter.

    Capital Program

    During the second quarter of 2005, we completed 15 workovers on our existing properties, spending approximately $1.8 million and adding approximately 1,400 mcfe of natural gas equivalents of production to our daily production profile. Details by major area are noted below. We currently project that we will undertake another 40 to 45 workovers and recompletions through the end of 2005, spending an estimated $3.0 million on those projects.
    During the second quarter, Crimson participated for a non-operated 25% WI in the drilling of a development well within the Mustang Island 749 Field. The Mustang Island 749-L #2 was drilled to a total depth of 10,600'MD and a completion attempt was made in the pre-drill objective. Although the completion is still underway, results to date are not encouraging as water has possibly encroached the objective reservoir from the field's previous downdip completions. An additional shallower zone may warrant testing pending the final results of the current zone. Final results are expected no later than early Q4 '05. Crimsons total net exposure in this well is approximately $2.75 million and could be reflected in the third quarter exploration expense. Additionally in the second quarter, Crimson participated for a non-operated 40% WI in an exploratory well in Jim Hogg County, Texas. The Lalydia #1 encountered non-commercial hydrocarbons and thereby elected to plug and abandon the well. Additional opportunities exist on the 800 acre tract and will be evaluated for future activity. Crimson's total net exposure in this well is approximately $389,000 and is reflected in the second quarter exploration expense. We currently anticipate that we will spend another $1.5 to $4 million during the year on drilling either proved undeveloped locations on our existing properties, or on other projects that we might participate in with other operators.
    A review of second quarter activity for each major area is as follows:

    Iola Field, Grimes County, TX (75% working interest; 53% revenue interest)

    During the second quarter of 2005, production from the Iola Field averaged 800 mcfe per day of natural gas equivalents compared to 540 mcfe per day of equivalents in the first quarter of 2005; it was not producing in the second quarter of 2004. Production increases are a result of drilling the two wells and bringing them online in the first quarter of 2005. Currently we are evaluating additional drilling opportunities in the area as well as means to increase production of the existing wells through gas compression.

    Cameron Parish, LA (100% working interest; approximate 76% revenue interest)

    Second quarter 2005 production from our Lacassine and Grand Lake fields averaged 3,950 mcfe per day of natural gas equivalents, compared to 1,800 mcfe per day of equivalents in the second quarter of 2004 and 3,500 mcfe per day of equivalents in the first quarter of 2005. The increases resulted from workover activity and facility enhancements in both fields during late 2004 and first half 2005. Also, during the second quarter we were finishing 2 new workovers at the Grand Lake field, with one well coming online in May and the second in July of this year. The impact of these 2 workovers will be seen in the second half of 2005. We have spent approximately $0.8 million in these 2 fields during the first half of 2005, with a production increase of 700 mcfepd seen so far. We anticipate spending another $1 million during the second half of the year on additional recompletions and facility enhancements.

    D-J Basin wells, east of Denver, Colorado (74% working interest; 55% revenue interest)

    Second quarter 2005 production from our Colorado wells averaged 615 mcfe per day of natural gas equivalents, compared to 550 mcfe per day of equivalents in the second quarter of 2004 and 600 mcfe per day of equivalents in the first quarter of 2005. We had originally identified 8 workovers and re-fracs to perform on our D-J basin acreage during 2005, at an estimated total cost of $600,000; however, we have been delayed in this effort by a lack of rig availability. We also had planned to drill two J Sand wells during the second half of this year at a projected cost of $400,000 each. The workovers are designed primarily to add the J Sand natural gas zone to existing producing wells and/or to acid stimulate or "frac" the J Sand natural gas zones. In late July we contracted a workover rig and have started our initial workovers; it is possible we may still get this plan completed by yearend.

    East Texas and South Texas (90% to 100% working interest; 68% to 78% revenue interest)

    Second quarter 2005 production from our other east and south Texas fields averaged 2,400 mcfe per day of natural gas equivalents, compared to 2,100 mcfe per day of equivalents in the second quarter of 2004 and 1,980 mcfe per day of equivalents in the first quarter of 2005. During the first half of 2005, we have completed and brought online 13 workovers at an approximate cost of $1.2 million. Through July, these wells have added approximately 700 mcfe per day of equivalent daily production. The primary focus in these fields is in recompleting wells to new gas zones, and in optimizing artificial lift operations on existing or previously abandoned oil zones to achieve higher production from old oil completions. Our plan for the second half of 2005 is to perform 30 to 35 more workovers and recompletions at an estimated cost of $1.4 million.

    Teleconference Call

    Crimson Exploration management will hold a conference call to discuss the information described in this press release on Friday, August 19, 2005 at 9:30 a.m. CDT. Those interested in participating may do so by calling the following phone number: 1-800-289-0496 (International 1-913-981-5519) and entering the participant code 6743087. A replay of the call will be available from August 19, 2005 through August 26, 2005 by dialing toll free 1-888-203-1112 (International 1-719-457-0820) and entering conference ID 6743087. This press release will be posted on our website at www.crimsonxp.com.
    This press release includes "forward-looking statements" as defined by the Securities and Exchange Commission ("SEC"). Such statements include those concerning Crimson's strategic plans, expectations and objectives for future operations. All statements included in this press release that address activities, events or developments that Crimson expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions Crimson made based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond Crimson's control. Statements regarding future production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, inflation or lack of availability of goods and services, environmental risks, drilling risks and regulatory changes and the potential lack of capital resources. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. Please refer to our filings with the SEC, including our Form 10-K for the year ended December 31, 2004 and our Form 10-Q for the quarter ended June 30, 2005 for a further discussion of these risks.



    CONTACT: Crimson Exploration Inc., Houston
             E. Joseph Grady, 281-820-1919